Exhibit 99

Press Release

	Contact:	Claire M. Gulmi Executive Vice President and Chief Financial Officer (615) 665-1283
AMSURG ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
NATIONAL SURGICAL CARE FOR $173.5 MILLION

ACCRETIVE TRANSACTION WILL ADD 16 MULTI-SPECIALTY AND
2 GI AMBULATORY SURGERY CENTERS TO AMSURG
NASHVILLE, Tenn. — (April 7, 2011) — Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced the signing of a definitive merger agreement for the acquisition of Dallas, TX-based National Surgical Care (NSC) for $173.5 million in cash.
     NSC owns and operates 18 ambulatory surgery centers, including 16 multi-specialty centers and two centers that specialize in gastroenterology procedures, which, in total, performed over 100,000 cases during 2010. NSC’s consolidated revenues for the year were $124.5 million and its adjusted EBITDA was $21.5 million. AmSurg intends to fund the transaction with available cash and additional borrowings and has exercised the accordion feature on its revolving credit facility, allowing the Company to borrow up to $450 million from $375 million previously. AmSurg expects to complete the transaction, subject to normal closing conditions, regulatory approvals and clearance under the Hart-Scott-Rodino Act, by the end of the second quarter.
     Commenting on the announcement, Mr. Holden said, “We are very pleased to announce this definitive agreement with NSC. NSC’s CEO, Sami Abbasi, and his team have developed a premier organization that operates 18 large, high quality and well managed ASCs, staffed with outstanding center teams. These centers are located across the U.S. in nine states and compliment and expand our existing footprint. Through this transaction, we will increase our multi-specialty ASCs to a total of 43, based on year-end 2010 numbers, making AmSurg’s network of majority-owned multi-specialty centers one of the largest among ASC companies in the country, in addition to our leading positions in the single surgical specialty markets for GI ASCs and ophthalmology ASCs. This strategic acquisition diversifies our portfolio and advances our vision of becoming a global leader in ambulatory healthcare services.”
     Sami S. Abbasi, Chairman and Chief Executive Officer of NSC, remarked, “We are also pleased to be joining AmSurg, a company whose physician-centric culture and commitment to excellence mirror our own. We are proud of NSC’s accomplishments in the development of high quality centers that provide outstanding services and operating performance for our physician partners and excellent care for our patients. Our mission has always been to be the surgical provider of choice in our communities, with a culture that attracts the best possible people and
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AMSG Announces Definitive Agreement to Acquire National Surgical Care

April 7, 2011
that promotes learning, continuous improvement and growth. We are confident that our agreement to join AmSurg represents the right opportunity to carry this mission forward successfully.”
     Mr. Holden added, “We expect this transaction to be accretive to our 2012 financial results and, excluding transaction costs, to our results for 2011. We will address the specific impact of the transaction on our guidance for 2011 after the transaction is complete. In addition, we will continue working to meet our 2011 guidance for adding 18 to 20 new centers, which did not include this transaction. With moderate leverage, strong cash flow and significant availability remaining on our revolving credit facility, we believe we have the resources to achieve this objective.”
     AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investors” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other filings with the Securities and Exchange Commission, including the following risks: adverse impacts on the Company’s business associated with current and future economic conditions; the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; adverse developments affecting the medical practices of the Company’s physician partners; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; adverse weather and other factors that may affect the Company’s surgery centers; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; potential liabilities associated with the Company’s status as a general partner of limited partnerships; liabilities for claims brought against our facilities; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the potential write-off of the impaired portion of intangible assets; and potential liability relating to
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AMSG Announces Definitive Agreement to Acquire National Surgical Care

April 7, 2011
the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At December 31, 2010, AmSurg owned a majority interest in 204 continuing centers in operation and had one center under development.
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